Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D originally filed April 26, 2019 (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Rocky Mountain Chocolate Factory, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  April 26, 2019

AB Value Partners, L.P.

By:	AB Value Management LLC General Partner

By:	/s/ Andrew Berger
	Name:	Andrew Berger
	Title:	Manager

AB Value Management LLC

By:	/s/ Andrew Berger
	Name:	Andrew Berger
	Title:	Manager

/s/ Andrew Berger
Name: Andrew Berger